Rouse Properties Reports First Quarter 2013 Results
- Signed Over 529,000 Square Feet of Leases -
- Percentage Leased Grows By 170 Basis Points Year Over Year to 89.2%-
- Same Suite Initial Leasing Spreads Increased 12.7% -
- Core FFO Increased By 22% Year Over Year -

New York, NY, May 2, 2013 - Rouse Properties, Inc. (the "Company" or "Rouse") (NYSE: RSE) a national owner of regional enclosed malls, today announced consolidated and combined results for the three months ended March 31, 2013.
"We are pleased with the strong operational performance during the first quarter of 2013 as we continue to make progress on our four main growth initiatives: increasing the portfolio's occupancy and sales per square foot levels, completing strategic and cosmetic enhancements to our malls, strengthening our balance sheet, and evaluating targeted strategic and opportunistic acquisitions," stated Andrew Silberfein, President and Chief Executive Officer.  “During the quarter, we continued to build on our strong leasing activity by signing over 529,000 square feet of leases. We have now achieved four straight quarters of leasing in excess of 525,000 square feet per quarter. Our in-line portfolio is 89.2% leased, which represents a 170 basis point improvement over the prior year.  The quality of our team, national platform, and financial flexibility will continue to unlock the value embedded in our existing portfolio, and contribute to our growth as a leader in the middle market mall sector.”
Operational and Financial Highlights First Quarter 2013

•	Leased over 529,000 square feet in the quarter, an increase of more than 130% compared to the same period last year.

•	Leased percentage was 89.2% at quarter end, a gain of 170 basis points compared to the same period last year.

•	Permanent leasing percentage at quarter end increased 370 basis points compared to the end of the same period last year.

•	Total average rental rates for new and renewal leases, on a same suite basis, rose 18.2% and the initial rental rate for new and renewal leases increased 12.7%.

•	Portfolio tenant sales were $296 per square foot; on a comparable trailing twelve month basis the same property tenant sales increased 2.1%.

Financial Results for the Three Months Ended March 31, 2013
Core FFO was $18.3 million, or $0.37 per diluted share, as compared to $15.0 million, or $0.30 per diluted share in the prior year period. The increase over the prior period is primarily a result of the acquisition impact of Grand Traverse Mall and the Mall at Turtle Creek which were acquired in February 2012 and December 2012, respectively.
Core Net Operating Income (“Core NOI”) was $39.3 million as compared to $36.8 million in the prior year period. On a same store basis, excluding the impacts of the acquisitions of Grand Traverse Mall and the Mall at Turtle Creek and termination income, Core NOI was $36.0 million as compared to $35.9 million for the three months ended March 31, 2013 and 2012.
Net loss was $(29.5) million, or $(0.60) per diluted share, as compared to a net loss of $(26.1) million, or $(0.71) per diluted share in the prior year period. The change in net loss was the result of lower depreciation and amortization, other expenses, and interest expense offset by an impairment charge of $21.7 million related to the Boulevard Mall for the three months ended March 31, 2013 as compared to March 31, 2012.

Financing
In January 2013, the Company utilized available funds on deposit to pay down its Term Loan by $100.0 million. The Company simultaneously increased its available Revolver commitment from $50.0 million to $150.0 million, thereby maintaining the same total level of liquidity. The outstanding balance of the Term Loan after this modification is $187.9 million, with $150.0 million of availability under the Revolver commitment which currently is fully undrawn.
In March 2013, the Company placed a new non-recourse mortgage loan on the Lakeland Square Mall, located in Lakeland, FL for $70.0 million. The loan bears interest at a fixed rate of 4.17% and has a term of ten years. This loan replaced a $50.3 million loan that had a fixed interest rate of 5.12% and was the only mortgage in the Company's portfolio that was due in 2013. Net proceeds to the Company were approximately $13.4 million after an anchor acquisition, related closing costs, and defeasance on the repaid loan.

Common Share Dividend
On May 2, 2013 the Board of Directors declared a common stock dividend of $0.13 per share payable on July 31, 2013 to stockholders of record on July 15, 2013. The Company's objective is to continue to grow the dividend over time and the Board will continue to evaluate the dividend policy as the Company's repositioning and acquisition plans continue to take effect.

2013 Guidance
The Company is reiterating its full year 2013 guidance range for Core FFO of $1.49 to $1.55 per diluted share, based on management's expectation as of the date of this release. The guidance presented does not include the effects of property acquisitions, dispositions, or capital transaction activity completed subsequent to March 31, 2013, except those previously announced and completed.
Supplemental Information
The Company released an informational supplemental packet, available at www.rouseproperties.com under the Investors section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 10:00 a.m. EASTERN STANDARD TIME on May 3, 2013, to discuss first quarter 2013 results. The number to call is 877-705-6003 (domestic) and 1-201-493-6725 (international). The live webcast will be available at www.rouseproperties.com under the Investors section. A replay of the conference call will be available through May 17, 2013, by dialing 877-870-5176 (domestic) and 1-858-384-5517 (international) and entering the passcode 412252.
Forward Looking Statements
Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include statements related to the Company's ability to outperform the ongoing recovery of the Retail and REIT industry and the markets in which the Company's mall properties are located, the Company's ability to generate internal and external growth, the Company's ability to identify and complete the acquisition of properties in new markets, the Company's ability to complete redevelopment projects, the Company's ability to increase margins, including Net Operating Income. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other documents filed by the Company with the Securities and Exchange Commission.
Non GAAP Financial Measures

The Company makes reference to net operating income (“NOI”) and funds from operations (“FFO”).  NOI is defined as operating revenues (minimum rents, including lease termination fees, tenant recoveries, overage rents, and other income) less property and related expenses (real estate taxes, repairs and maintenance, marketing, other property operating costs, and provision for doubtful accounts). We use FFO, as defined by the National Association of Real Estate Investment Trusts, as a supplemental measure of our operating performance. FFO is defined as net income (loss) attributable to common stockholders in accordance with GAAP, excluding impairment write-downs on depreciable real estate, gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization.
In order to present operations in a manner most relevant to its future operations, Core FFO and Core NOI have been presented to exclude certain non-cash and non-recurring revenue and expenses. A reconciliation of NOI to Core NOI and FFO to Core FFO has been included in the "Reconciliation of Core NOI and Core FFO" schedule attached to this release.
NOI, FFO and derivations thereof, are not alternatives to GAAP operating income (loss) or net income (loss) available to common stockholders.  For reference, as an aid in understanding management's computation of NOI and FFO, a reconciliation of NOI to operating income and FFO to net income (loss) in accordance with GAAP has been included in the "Reconciliation of Non-GAAP to GAAP Financial Measures" schedule attached to this release.
About Rouse
Rouse is a publicly traded real estate investment trust headquartered in New York City and founded on a legacy of innovation and creativity. Among the country's largest publicly traded regional mall owners, the Company's geographically diverse portfolio spans the United States from coast to coast, and includes 32 malls in 20 states encompassing approximately 22.5 million square feet of space. For more information, visit www.rouseproperties.com.

Consolidated and Combined Statements of Operations and Comprehensive Loss

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2013 (Unaudited)	March 31, 2012 (Unaudited)

Revenues:
Minimum rents	$40,148	$37,212
Tenant recoveries	16,998	16,596
Overage rents	1,504	1,445
Other	1,229	1,155
Total revenues	59,879	56,408
Expenses:
Real estate taxes	5,874	5,990
Property maintenance costs	3,414	3,441
Marketing	679	461
Other property operating costs	14,405	14,399
Provision for doubtful accounts	139	263
General and administrative	4,852	5,144
Provision for impairment	21,661	—
Depreciation and amortization	16,675	18,274
Other	497	4,459
Total expenses	68,196	52,431
Operating income	(8,317)	3,977

Interest income	201	1
Interest expense	(21,335)	(29,989)
Loss before income taxes	(29,451)	(26,011)
Provision for income taxes	(35)	(66)
Net loss	$(29,486)	$(26,077)

Net loss per share - Basic and Diluted (1)	$(0.60)	$(0.71)

Dividends declared per share	$0.13	$—

Comprehensive loss:
Net loss	$(29,486)	$(26,077)
Other comprehensive loss:
Net unrealized loss on financial instrument	—	(130)
Comprehensive loss	$(29,486)	$(26,207)

(1) Calculated using weighted average number of shares of 49,332,151 and 36,785,376 for the three months ended March 31, 2013 and 2012, respectively.

Consolidated and Combined Balance Sheets

(In thousands)	March 31, 2013 (Unaudited)	December 31, 2012

Assets:
Investment in real estate:
Land	$331,749	$339,988
Buildings and equipment	1,306,296	1,312,767
Less accumulated depreciation	(125,601)	(116,336)
Net investment in real estate	1,512,444	1,536,419
Cash and cash equivalents	13,295	8,092
Restricted cash	55,128	44,559
Demand deposit from affiliate	40,044	150,163
Accounts receivable, net	26,204	25,976
Deferred expenses, net	40,854	40,406
Prepaid expenses and other assets, net	88,906	99,458
Total assets	$1,776,875	$1,905,073

Liabilities:
Mortgages, notes and loans payable	$1,198,403	$1,283,491
Accounts payable and accrued expenses, net	80,606	88,686
Total liabilities	1,279,009	1,372,177

Commitments and contingencies	—	—

Equity:
Common stock (1)	497	493
Class B common stock (2)	—	4
Additional paid-in capital	583,124	588,668
Accumulated deficit	(85,866)	(56,380)
Total stockholders' equity	497,755	532,785
Non-controlling interest	111	111
Total equity	497,866	532,896
Total liabilities and equity	$1,776,875	$1,905,073

(1) Common stock: $0.01 par value; 500,000,000 shares authorized, 49,641,716 issued and outstanding at March 31, 2013 and 49,246,087 issued and 49,235,528 outstanding at December 31, 2012
(2) Class B common stock: $0.01 par value; 1,000,000 shares authorized, 0 and 359,056 issued and 0 and 359,056 outstanding at March 31, 2013 and December 31, 2012

Reconciliation of Core NOI and Core FFO - For The Three Month Period Ended

	March 31, 2013			March 31, 2012
(In thousands)	(Unaudited)			(Unaudited)
	GAAP	Core Adjustments	Core NOI / FFO	GAAP	Core Adjustments	Core NOI / FFO

Revenues:
Minimum rents (1)	$40,148	$3,906	$44,054	$37,212	$4,937	$42,149
Tenant recoveries	16,998	—	16,998	16,596	—	16,596
Overage rents	1,504	—	1,504	1,445	—	1,445
Other	1,229	—	1,229	1,155	—	1,155
Total revenues	59,879	3,906	63,785	56,408	4,937	61,345
Operating expenses:
Real estate taxes	5,874	—	5,874	5,990	—	5,990
Property maintenance costs	3,414	—	3,414	3,441	—	3,441
Marketing	679	—	679	461	—	461
Other property operating costs (2)	14,405	(31)	14,374	14,399	(31)	14,368
Provision for doubtful accounts	139	—	139	263	—	263
Total operating expenses	24,511	(31)	24,480	24,554	(31)	24,523

Net operating income	35,368	3,937	39,305	31,854	4,968	36,822

General and administrative (3) (4)	4,852	(31)	4,821	5,144	—	5,144
Other (5)	497	(497)	—	4,459	(4,459)	—
Subtotal	30,019	4,465	34,484	22,251	9,427	31,678

Interest income	201	—	201	1	—	1
Interest expense
Amortization of market rate adjustments on debt	(1,715)	1,715	—	(2,724)	2,724	—
Write-off of market rate debt adjustments	(171)	171	—	(8,958)	8,958	—
Amortization of deferred financing costs	(2,154)	2,154	—	(1,668)	1,668	—
Debt extinguishment costs	(885)	885	—	—	—	—
Interest on existing debt	(16,410)	—	(16,410)	(16,639)	—	(16,639)
Provision for income taxes	(35)	35	—	(66)	66	—
Funds from operations	$8,850	$9,425	$18,275	$(7,803)	$22,843	$15,040
Funds from operations per share - basic and diluted (6)			$0.37			$0.41
Funds from operations per share - diluted (7)			$0.37			$0.30

(1) Core adjustments include amounts for straight-line rent of $(964) and $(1,499), above / below market lease amortization of $4,620 and $6,436 and tenant inducement amortization of $250 and $0 for the three months ended March 31, 2013 and 2012, respectively.
(2) Core adjustments include above / below market ground lease amortization of $31 for the three months ended March 31, 2013 and 2012.
(3) General and administrative costs include $722 of non-cash stock compensation expense.
(4) Core adjustments include amounts for the corporate and regional office straight-line rent of $31 for the three months ended March 31, 2013.
(5) Core adjustments include non-comparable costs related to the spin-off from General Growth Properties and property acquisition costs.
(6) Calculated using weighted average number of shares of 49,332,151 and 36,785,376 for the three months ended March 31, 2013 and 2012.
(7) Assumes 49,641,716 and 49,573,977 normalized common shares and 49,990,645 and 49,573,977 diluted common shares for the three months ended
March 31, 2013 and 2012, respectively.

Reconciliation of Non-GAAP to GAAP Financial Measures

	Three Months Ended
(In thousands)	March 31, 2013 (Unaudited)	March 31, 2012 (Unaudited)

Reconciliation of NOI to GAAP Operating Income
NOI:	$35,368	$31,854
General and administrative	(4,852)	(5,144)
Other	(497)	(4,459)
Depreciation and amortization	(16,675)	(18,274)
Provision for impairment	(21,661)	—
Operating income	$(8,317)	$3,977

Reconciliation of FFO to GAAP Net Loss Attributable to Common Stockholders
FFO:	$8,850	$(7,803)
Depreciation and amortization	(16,675)	(18,274)
Provision for impairment	(21,661)	—
Net loss attributable to common stockholders	$(29,486)	$(26,077)

Weighted average numbers of shares outstanding	49,332,151	36,785,376
Per Share	$(0.60)	$(0.71)
.

Source: Rouse Properties, Inc.
Rouse Properties, Inc.
Investor Relations, 212-608-5108
IR@rouseproperties.com